EXHIBIT 10.56

                         SETTLEMENT AGREEMENT


     THIS SETTLEMENT AGREEMENT (this "Agreement") is made as of the 9th day of April, 1999, by and between E-FAX COMMUNICATIONS, INC., a California corporation ("E-Fax") and EFAX.COM, INC., a Delaware corporation ("eFax.com") and is binding on each of them and their officers, directors, owners, successors, subsidiaries, and assigns.

                              RECITALS

     A. E-Fax adopted, has used since 1989 and is using the trade marks, service marks and trade names E-FAX and E-FAX Communications in connection with electronic document communications and delivery services. E-Fax has used these marks in commerce throughout the United States since 1989 and more recently, in the last few years, in the European Union, including specifically with customers in the United Kingdom.

     B. E-Fax owns a federal registration for E-FAX for "electronic information receipt..., distribution... [and] transmission services in the nature of a facsimile mail service, a facsimile broadcasting service, a facsimile response bulletin board and a public facsimile network" on the U.S. Patent and Trademark Office's Supplemental Register, dated as of August 3, 1993 and citing first use as of April 1989.

     C.     E-Fax filed an application for service mark registration on the U
S. Patent and Trademark Offices Principal Register on the basis of acquired distinctiveness on March 1,1999.

     D. eFax.com previously was known as "JetFax, Inc." and, under that name, among other things, manufactured and sold computer hardware and software that facilitate electronic document delivery from computer work stations to facsimile machines or other computer work stations.

     E. In February 1999, eFax.com changed its name from JetFax, Inc. to eFax.com, Inc. and expanded its business to include, among other things, services and software that facilitate document communications via the Internet.

     F. E-Fax has filed a complaint against eFax.com in the United States District Court, Northern District of California, for service mark infringement, federal and state unfair competition and dilution.

     G.     The parties desire to resolve all claims and disputes between them
- without admitting any liability for or lack of merit to the claims that have been asserted - and to avoid any future conflict or consumer confusion between their respective marks and products. This agreement is a compromise of disputed claims and is not an admission with respect to the claims or potential claims by either party.

AGREEMENTS

     NOW, THEREFORE, in consideration of the promises and covenants made by the parties reflected in this Agreement, the sufficiency of which is acknowledged, the parties agree as follows:

1. E-Fax agrees to assign, transfer and convey to eFax.com all of its worldwide rights in the trade and service marks, and Trade names "E-FAX" and "E-FAX Communications," including its federal registration and pending application, together with the goodwill


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of the business symbolized by "E-FAX" and "E-FAX Communications."  E-Fax represents and warrants that it owns all of the rights that arise from its use of these marks and trade names and that it has made no previous licenses or assignments of them. It further represents and warrants that it is aware of no claims, threats or challenges to such rights.

2. E-Fax shall execute this assignment within five (5) business days after execution of this Agreement by both parties, in the form of the Trademark Assignment attached hereto as Exhibit A. E-Fax agrees to provide any further documents or cooperation as may be reasonably necessary to effectuate the assignment and transfer. E-Fax further agrees that it will provide copies of documents relate d to E-Fax's efforts to enforce its rights in the "E-FAX" and "E-FAX Communications" marks as well as representative samples of each different use of these marks by E-Fax in sales, advertising, marketing and promotions, as may reasonably be located. These materials shall be provided within fifteen (15) business days after execution of this Agreement. In the event of any litigation, arbitration or administrative proceeding regarding ownership of the "E-FAX" or "E-FAX Communications" marks, E-Fax agrees to provide any reasonably necessary cooperation and non-financial assistance requested by eFax.com to demonstrate E-Fax's use and ownership of these marks prior to and as of the date of this Agreement.

3. eFax.com agrees to pay E-Fax five hundred thousand dollars ($500,000) in cash, in installments as follows: The first payment shall be $250,000, payable at the time this Agreement is executed. The second payment will be $150,000, payable not later than September 1, 1999. The third payment will be $100,000, payable not later than November 1, 1999. eFax.com agrees and acknowledges that these cash payments are necessary to promote E-Fax's change of trade and service marks and trade names under this Agreement. Time is, accordingly, of the essence and, if any cash payment is late, eFax.com will pay simple interest of 10% per year on any overdue principal amount. During any time that these installment payments are overdue, E-Fax may continue to use the trade and service marks and trade names that are the subject of this Agreement.

4. eFax.com also agrees to pay to E-Fax either (a) 250,000 shares of eFax.com common stock (the "Common Stock"), or (b) Common Stock having an aggregate value of two million dollars ($2,000.000), whichever has less value. The number of shares of Common Stock to be paid up to a maximum of 250,000, will have an aggregate value of two million dollars ($2,000.000). In this connection, eFax.com will take all necessary steps to make the stock payment and render it capable of being freely waded by E-fax in its own account as soon as practicable. These efforts shall include, but are not limited to, issuing Common Stock to E-Fax having an aggregate value of $1,000,000, using the average daily closing price on the five (5) business days prior to execution of this Agreement. These shares of Common Stock issued to E-Fax with an aggregate value of $1,000,000 using the average daily closing price on the five (5) business days prior to execution of this Agreement are referred to hereafter in this Agreement as the "Minimum Number." Within fifteen (15) days after execution of this Agreement, eFax.com will file a registration statement for this stock with the SEC on Form S-3. The parties acknowledge that the date of effective registration is partly dependent on the SEC, but eFax.com agrees to request that the registration become effective as soon as possible after SEC approval. After the SEC has indicated that it has no further comments on the registration statement and is prepared to declare the registration statement effective, eFax.com will amend the registration statement (the "Amendment") so that assuming the registration will become effective within five (5) business days of the filing of the Amendment, the total number of shares to be issued to E-Fax and registered, up to 250,000 (including the shares of Common Stock previously issued to E-Fax), have an aggregate value of $2,000,000. The value of each share of Common Stock to be issued shall be based upon the average daily closing price of Common Stock over the five (5) trading day period ending on the day prior to filing the Amendment. The Amendment shall be filed within five (5) days of the effective date of the registration statement covering the shares of Common Stock to be issued. If, for any reason, the stock registration does not become effective within five (5) business days of filing the Amendment and the stock price decreases thereafter, eFax.com has three options to complete the stock payment, as follows:


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     (a)     At any time before the registration becomes effective, eFax.com may again amend the Form S-3 to increase the number of shares using the same mechanism and valuation methodology discussed above;

     (b) After the initial stock payment is effectively registered, eFax.com may seek a later registration of shares to be paid to E-Fax that - using the same method for registering and valuing the stock contemplated for the initial registration - are valued at the difference between $2,000,000 and the value of the initial stock payment, based upon the average daily closing price of Common Stock over the five trading day period ending on the day registration became effective (the "Registration Price"); or,

     (c)     EFax.com may pay the difference in cash.

     If, for any reason, the stock registration does not become effective within five (5) business days of filing the Amendment and the stock price increases thereafter, such that the aggregate value of the eFax.com stock issued to E-Fax and covered by an effective registration statement exceeds $2,000,000 based on the Registration Price, then eFax.com shall have the right to redeem from E-Fax at no cost the number of shares of Common Stock which would reduce the value of total shares of Common Stock issued to E-Fax to $2,000,000 based upon the Registration Price. In no event, however, shall eFax.com redeem shares so that the shares of Common Stock issued to E-Fax falls below the Minimum Number.

     Under any of these scenarios, the full stock payment shall be made and capable of being freely traded in E-Fax's own account no later than one hundred-twenty (120) days after execution of this Agreement, or it is overdue. eFax.com agrees to pay to E-Fax in cash on a monthly basis simple interest at 10% per annum on $2,000,000 (or the unpaid value) during any time that the stock payment is overdue.

5. eFax.com agrees that E-fax may, but is not required to, continue to use -- in any form and for products, services, and commercial activities used before execution of this Agreement - the trade and service marks and Trade names "E-FAX" and "E-Fax Communications" until January 31, 2000, to facilitate a transition in its business due to this Agreement. E-Fax agrees that the goods and services on which these marks are used during this transition period (and any extension as provided by paragraph 2 of this Agreement) shall be of equivalent quality to the goods and services on which the marks were used prior to their assignment to eFax.com. In the event of a dispute about the quality of goods and services on which E-Fax uses the marks during this transition period, the parties agree to mediate the dispute through the INTA/CPR Dispute Resolution Program and, if the dispute is not resolved by the mediation, by arbitration in that program. Except as specified in this Agreement, E-Fax agrees to stop all use of the trade and service marks and trade names "E-FAX" and "E-Fax Communications" by January 31, 2000. E-Fax further agrees to use no mark or name that is confusingly similar to "E-FAX" or "E-Fax Communications" after that date. E-Fax may continue to use in any advertising, selling, promotional or marketing materials, including without limitation its Website and any other material that may be seen by its customers or the public, the phrase "Formerly known as E-Fax Communications, Inc.," or a substantially similar phrase, until January 31, 2001.

6. E-Fax shall be entitled to use the URL EFAXINC.COM. until January 31, 2001 after which time it will cease use of it and take all reasonable steps to assist in its assignment by Network Solutions, Inc. to eFax.com.

7. In the event that confusion arises from the parties' respective uses of their service and trade marks and trade names before January 31, 2000, the parties agree to notify the other and to take whatever action is necessary and reasonable, at each party's own expense, to correct such confusion and to prevent further confusion from recurring, including directing any confused callers or customers to the other party.


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     RELEASES AND DISMISSALS

8. In consideration for the promises and covenants contained in this Agreement, and specifically excepting the obligations imposed by this Agreement from this general release, the parties (on behalf of themselves and their past or present officers, shareholders, owners, employees, agents, attorneys, heirs, successors, affiliates, representatives and assigns) hereby release, acquit and forever discharge each other (and their predecessors, successors, affiliates and allied organizations, past or present officers, employees, agents, attorneys, heirs, representatives and assigns) from any and all claims, rights, demands, causes of action, debts, liabilities, known or unknown, contingent, anticipated or unanticipated which now exist or may hereafter arise or become known arising out of the other's use of "EFAX" or otherwise connected in any way to this trademark, trade name and service mark dispute.

     The releasing parties understand and agree that the nature, extent and result of the claims hereby released may not now be known or anticipated and declare that they nevertheless desire to settle, compromise, and release in full the claims recited in this Agreement. The releasing parties acknowledge that California law provides that a general release may be avoided if it is given without knowledge of relevant information. The releasing parties specifically waive any rights under any such laws. The releasing parties expressly waive and relinquish all rights and benefits under California Civil Code Section 1542 which provides as follows:

          A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

9. Within five (5) business days after execution of this Agreement, the parties will dismiss with prejudice any pending litigation arising out of the present dispute.

10. The parties each represent that this Agreement is freely and voluntarily entered, with the independent advice of each party's attorneys; that no promise, inducement, or agreement not contained in this Agreement has been made on any subject in connection with this Agreement; and that they have not been induced to execute this Agreement by reason of the non-disclosure or suppression of any fact.

11. This Agreement constitutes the entire agreement between the parties. It may not be altered, modified or otherwise changed in any respect except by writing, duly executed by both parties or their authorized representatives.

12. This Agreement is entered into and is to be construed pursuant to the laws of California.

13. In the event any provision of this Agreement or the application of any such provision shall be held by a court or tribunal to be invalid or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.

14. Any delay by one party in enforcing its rights under this Agreement shall not be construed as a waiver, in full or in part, by that party of any such rights.

15. Should either party commence an action or counterclaim for breach of this Agreement, the prevailing party shall be awarded reasonable attorney's fees and costs from the other party.

16. Each party represents and warrants that it is authorized to enter into this Agreement and that the person executing this Agreement on its behalf has the capacity, full power and authority to bind it to each and every provision of this Agreement.


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17.     This Agreement shall be deemed to have been drafted by all parties to the Agreement and no rule of construction shall be applied against any party as the drafter.

18. The parties declare that each of them has read this Agreement, knows and understands its contents, and comprehends and agrees to all of its terms, conditions and meanings and their significance.

19. The terms of this Agreement shall be confidential except as the parties reasonably need to disclose it to legal and tax advisors, government agencies, and shareholders. The parties agree jointly to issue a press release in the form attached as Exhibit B. The parties also agree that they may disclose to their customers or suppliers that they have resolved their dispute and that E-Fax has transferred to eFax.com its rights in trade and service marks and names "E-FAX' and E-FAX Communications." In response to media inquiry, the parties will refer to the joint press release and indicate that the Agreement is otherwise confidential.

20. The Agreement may be executed in counterparts and will be deemed executed and delivered as of the date on which the last-signing party signs.

DATED:  4/9/99         E-FAX COMMUNICATIONS, INC.



                       By:   /s/ Joseph Karwat
                             ------------------------------------
                             Joseph Karwat, President

DATED:                 E-FAX.COM, INC.



                       By:   /s/  Allen Jones
                             ------------------------------------
                             Allen Jones, Chief Financial Officer


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